Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-198158) of Hannon Armstrong Sustainable Infrastructure Capital, Inc.,

(2) Registration Statement (Form S-8 No. 333-230548) pertaining to the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, and

(3) Registration Statement (Form S-3ASR No. 333-263169) of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

of our report dated March 30, 2022, with respect to the consolidated financial statements of Vivint Solar Asset 3 HoldCo Parent, LLC, included in this Amendment to the Annual Report (Form 10-K/A) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2021.

Ernst + Young LLP

Salt Lake City, Utah
March 30, 2022